Exhibit 99.1

For immediate release

For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour announces Columbus discovery

Houston, TX – November 27, 2006 — Endeavour International Corporation (AMEX: END) announced today initial results of the Columbus well in the United Kingdom sector of the North Sea.

The Columbus exploratory well in Block 23/16f encountered a gross gas column of at least 125 feet in the Palaeocene Forties formation. Testing operations are currently underway and results are expected to be concluded in mid-December. It is anticipated that additional appraisal drilling will be required to delineate the discovery in order to determine the commercial potential of the gas accumulation and possible development scenarios. Endeavour is operator of the drilling and testing operations and holds a 25 percent working interest in the license that is operated by Serica Energy plc.

“The exploration discovery at Columbus adds to our Cygnus discovery earlier this year,” said William L. Transier, chairman, chief executive office and president. “The fact that there are potentially commercial accumulations on both of these blocks is evidence that our exploration process is maturing and gaining momentum. We continue to be encouraged by the number and potential of our opportunities in the North Sea, and look forward to an active exploration program going forward.”

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.